Exhibit 99.1

STIGA SPORTS GROUP AB
Reg nr 556216-6347

Annual report 2016 (Unaudited)

The board of directors and the managing director hereby submit the consolidated Annual report for the financial year 2016-01-01 — 2016-12-31.

The Annual Report consists of

Page 2	Adminstration report
Page 3	Report of Independent Certified Public Accountants
Page 5	Income Statements
Page 6	Balance sheets
Page 8	Cash flow Statements
Page 9	Accounting principles and Notes

STIGA SPORTS GROUP AB
Reg nr 556216-6347

Administration report

(Kronas in thousands, except for employee data)

General information about the company

STIGA Sports Group AB is the parent company of STIGA Sports Group. STIGA Sports Group consists of STIGA Sports Group AB with it's subsidary STIGA Sports AB and subsidaries STIGA Sports Norway AS, Oy STIGA Sports Suomi Ab, Munkhammar Fastighets AB, STIGA Sports Japan KK and STIGA Sports Beijing Co., Ltd. The group is focused on Sports and Games.

Operations are divided into two segments, STIGA Table Tennis and STIGA Games.

STIGA Table Tennis is a top supplier of table tennis equipment worldwide. Among other things, the company is a sponsor and supplier of blades for the Chinese national team.

STIGA Games is famous for its Snowracer and its Ice Hockey game. However, the product range consists of several other games and play products such as sleds, floor ball and badminton.

STIGA Sports Group owns a property in Eskilstuna in which the Group operates.

The company is owned by Escalade Incorporated, and the Bandstigen family.

Investments

During the past year the group made a number of investments, a new production facility was built.

Other investments were mostly in production tools.

Total investment amounts to 9 849 TSEK (28 842 TSEK).

	(Unaudited)
	2016	2015	2014	2013
Net sales	360 330	379 210	354 517	315 125
Operating profit	37 042	67 622	62 858	45 921
Equity ratio	74%	72%	69%	61%
Average number of employees	100	96	91	84
Total assets	344 672	335 402	301 492	272 053
Equity ratio= Adjusted equity divided by total assets.
Proposal for appropriation of profits (Kronas in thousands )
From the preceding year profits brought forward				186 108
Translation difference				924
Offset between restricted and unrestricted equity				0
Net profit for the year				28 612
Profits at the disposition of the annual general meeting				215 644

Proposed appropriation of profits
Dividend to shareholders				40 000
Profit carried forward				175 644
Total				215 644

2(16)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

STIGA Sports Group AB

We have audited the accompanying consolidated financial statements of STIGA Sports Group AB and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2015 and December 31, 2014 (not included herein), and the related consolidated income and cash flow statements for each of the two years in the period ended December 31, 2015, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Sweden; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the

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reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of STIGA Sports Group AB and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2015 in accordance with accounting principles generally accepted in Sweden.

Basis of accounting

We draw attention to the Accounting Policies of the financial statements, which describes the basis of accounting. The financial statements are prepared on the basis of accounting principles generally accepted in Sweden, which differs from accounting principles generally accepted in the United States of America. Our opinion is not modified with respect to this matter.

GRANT THORNTON SWEDEN AB

Eskilstuna, Sweden

20 June 2016

4(16)

STIGA SPORTS GROUP AB
Reg nr 556216-6347

		(Unaudited)
Income statements (Kronas in thousands)	Note	2016-01-01 -2016-12-31	2015-01-01 -2015-12-31	2014-01-01 -2014-12-31

Net sales	1	360,330	379 210	354 517
Other operating income		8 087	7 801	7 031
Turnover		368 417	387 011	361 548

Goods for resale and raw materials	2	-183 072	-182 922	-173 199
Other external costs	3	-91 255	-85 371	-71 595
Personnel costs		-47 765	-43 820	-42 685
Depreciation		-9 283	-7 276	-11 211
Operating expenses		-331 375	-319 389	-298 690

Operating profit		37 042	67 622	62 858

Interest income & similar profit items	4	2 730	394	10 941
Interest expense & similar loss items	5	-914	-1 087	-1 499
Result from financial items		1 816	-693	9 442

Profit after financial items		38 858	66 929	72 300

Tax on profit for the year	6	-10 246	-17 661	-17 578

Net profit for the year		28 612	49 268	54 722

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

		(Unaudited)
Balance sheets (Kronas in thousands)	Note	2016-12-31	2015-12-31

Capitalized expenditure of software	7	1 743	2 145
Goodwill	8	0	0
Intangible assets		1 743	2 145

Land & Buildings	9	48 825	48 795
Machinery, equipment & tools	10	29 881	28 930
Tangible assets		78 706	77 725

Other fixed assets investments	11	5 297	4 886
Financial assets		5 297	4 886

Fixed assets		85 746	84 756

Raw materials		23 739	21 758
Goods for resale		73 866	74 805
Inventories		97605	96 563

Accounts receivable - trade		78 623	74 258
Other receivables		5 994	10 029
Other assets	12	11 486	6 102
Current receivables		96 103	90 389

Cash and cash equivalents		65 218	63 694

Current assets		258 926	250 646

ASSETS		344 672	335 402

6(16)

STIGA SPORTS GROUP AB
Reg nr 556216-6347

(Unaudited)
Balance sheets (Kronas in thousands, except for share data)	Note	2016-12-31	2015-12-31

Share capital (12 000 shares)		1 200	1 200
Restricted reserves		36 582	36 582
Restricted equity		37 782	37 782

Non-restricted reserves		187 032	154 840
Profit for the year		28 612	49 268
Non-restricted equity		215 644	204 108

Equity	13	253 426	241 890

Provisions for pensions		5 297	4 886
Provisions for taxes	14	10 978	10 813
Provisions		16 275	15 699

Liabilities to credit institutions	15	30 653	33 137
Long-term liabilities		30 653	33 137

Liabilities to credit institutions		2 897	3 309
Bank overdraft	16	1 486	0
Accounts payable - trade		26 704	24 655
Tax liability		0	3 487
Other liabilities		2 632	2 707
Accrued expenses	17	10 599	10 518
Current liabilities		44 318	44 676

EQUITY & LIABILITIES		344 672	335 402

Memorandum items

Property mortgages		34 575	34 575
Chattel mortgages		40 000	40 000
Capital sum insurance		4 886	4 886
Pledged assets		79 461	79 461

Other warranties		430	430
Contingent liabilities		430	430

7(16)

STIGA SPORTS GROUP AB
Reg nr 556216-6347

		(Unaudited)
Cash flow statements (Kronas in thousands)	Note	2016-12-31	2015-12-31	2014-12-31

Net operating profit		37 042	67 622	62 858
Adjustment for items not included in cash flow
Depreciation		9 283	7 276	11 211
Other adjustments		-514	804	1 027
Interest received		2 730	394	10 941
Interest paid		-914	-1 087	-1 499
Income tax paid		-10 246	-16 518	-15 090
Cash flow from current operations
before change in working capital		37 381	58 491	69 448

Increase(-) / Reduction(+) of inventories		-1 042	-9 450	-22 219
Increase(-) / Reduction(+) of account receivables		-4 365	-10 304	16 297
Increase(-) / Reduction(+) other receivables		-1 349	-999	-3 559
lncrease(+) / Reduction(-) of account payable		2 049	1 538	-7 819
lncrease(+) / Reduction(-) other current liabilities		6	-6 318	-2 474
Change of working capital		-4 701	-25 533	-19 774

Cash flow from current operations		32 680	32 958	49 674

Investment of intangible assets		-37	-515	0
Investment of tangible assets		-9 812	-28 437	-9 109
Investment of other fixed assets investments		-411	-607	-1 452
Sale of intangible assets		0	0	0
Sale of tangible assets		0	0	235
Sale of other fixed assets investments		0	618	0

Cash flow used in investment activities		-10 260	-28 941	-10 326

Proceeds from debt issuance		0	16 975	0
Repayment of debt		-2 896	-13 500	-6 655
Dividend to shareholders		-18 000	-16 000	-12 000

Cash flow used in financing activities		-20 896	-12 525	-18 655

CASH FLOW		1 524	-8 508	20 693

Cash and cash equivalents at beginning of year		63 694	72 202	51 509

Cash and cash equivalents at end of year		65 218	63 694	72 202

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Accounting policies

General Accounting policies

The annual report has been prepared in accordance with the Annual Accounts Act and general advice from the Swedish Accounting Standards Board BFNAR 2012:1 Annual accounts and consolidated accounts. The annual report has been prepared in accordance with the Annual Accounts Act and BFNAR 2012:1 Annual accounts and consolidated accounts (K3).

Consolidated financial statements

The consolidated financial statements have been prepared in accordance with the principles of the Accounting Standards Council's (Redovisningsrådet) recommendation RR 1:00 (Swedish GAAP), and by applying the purchase accounting method.

The consolidated financial statements include all subsidiaries. Foreign subsidiaries have been translated using the current method.

The consolidated financial statements include STIGA Sports Group AB (Parent company) and all subsidiaries (collectively, the Group) activities until December 31, 2016.

Subsidiaries are all companies in which the Group has power to govern financial and operating policies so as to obtain benefits. The subsidiaries are Munkhammar Fastighetsbolag AB, STIGA Sports AB, STIGA Sports Norway AS, Oy STIGA Sports Suomi Ab and STIGA Sports Beijing Co., Ltd.

The Group achieves and exercises controlling influence by holding the majority of votes. Special purpose companies are consolidated if the parent company has a controlling interest. All subsidiaries have been reporting date December 31 and applies the parent company's valuation principles.

The consolidated financial statements are presented in currency, SEK, which is also the parent company's reporting currency. Results of subsidiaries acquired or disposed of during the year are recognized from the date of acquisition to the date of the disposal of entry into force, as appropriate.

Amounts recognized in the financial statements of subsidiaries have been adjusted where necessary to ensure compliance with the Group's accounting policies.

Intercompany transactions and balance sheet items are eliminated in full on consolidation, including unrealized gains and losses on transactions between group companies. In cases where unrealized losses intercompany transfer of assets from consolidation, the group also assesses the underlying asset impairment from a group perspective.

Valuation principles

Revenues

Revenues is recorded at fair value of what has been received or will be received.

Consequently the company records revenue at nominal value (invoice amount). Deduction is made for discounts given.

Sale of goods

Sale of goods is recorded when the company has transferred the material risks and benefits associated with ownership to the buyer, normally when the customer has possession of the goods.

Revenues from the sale of goods that do not have any substantial service obligations are recorded on delivery.

Interest, royalties and dividends

Interest income is recognised using the effective interest method.

Royalties are included in other operating income and are recognised on an accruals basis in accordance with the substance of the relevant agreement.

Other assets, provisions and liabilities are recorded at cost of acquisition unless otherwise stated below.

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STIGA SPORTS GROUP AB
Org nr 556216-6347

Accounting policies

Fixed assets

Fixed assets are recorded at cost of acquisition less accumulated depreciation and any write-downs.

The assets are depreciated on a straight-line basis over the estimated useful life.

	(Unaudited)
Fixed assets		Group
	2016		2015

Capitalised expenditure for software	10,0%		10,0%
Goodwill	12,5%		12,5%
Buildings	1-10%		1-10%
Equipment, tools and machinery	10-20%		10-20%

Receivables

Receivables are recorded in the amounts at which they are expected to be received.

Inventories

Inventories are measured at the lower of cost of acquisition and net realisable value.

Inventories are stated at 97% of the aggregate cost of acquisition.

Receivables and liabilities in foreign currency

Monetary receivables and liabilities in foreign currencies have been restated at the closing rate.

Cash and cash equivalents

Cash and cash equivalents consist of cash and demand deposits at banks and other credit institutions and other short-term highly liquid investments that are readily convertible to known amounts and that are subject to insignificant risk of fluctuations in value. Such investments have a maximum maturity of three months.

Equity

Equity capital of the company consists of the following items:

Share capital represents the nominal value of issued and registered shares.

Restricted reserve is recorded when there is a requirement under the Companies Act to make provision to the statutory reserve. Retained earnings represents all earnings and equity compensation for the current and prior periods.

Employee benefits

Short-term benefits

Short-term employee benefits, such as wages, holiday pay and bonuses are employee benefits that are due within 12 months from the balance sheet date the year in which the employee earned compensation. Short-term benefits are measured at the undiscounted amount that the company expects to pay as a result of the unused entitlement.

Defined contribution pension plans

The Company pays fixed contributions to other legal persons with regard to several state plans and insurance for individual employees. The company has no legal or constructive obligations to pay further fees in addition to payment of the fixed amount recognized as an expense in the period in which the relevant service is rendered.

Leasing

All leases are recognised as an expense on a straight-line basis over the lease term.

Income tax

The reporting of income tax includes current and deferred tax.

For items reported in the income statement, the associated tax is reported in the income statement.

For items recognized directly in equity, tax is also recognized directly in equity.

Assessment of doubtful debts

Trade receivables are measured at the cash flow expected to flow to the company.

A detailed and objective review of all outstanding amounts is made at the balance sheet date to ensure the trade receivables are recorded on that basis.

10(16)

STIGA SPORTS GROUP AB
Reg nr 556216-6347

Notes

	(Unaudited)
NOTE 1 NET SALES
	2016	2015	2014
- STIGA Table Tennis	50,5%	50,7%	51,3%
- STIGA Games	49,5%	49,3%	48,4%
- Lease of properties	0,0%	0,0%	0,3%
Sales by business area	100,0%	100,0%	100,0%
- Europe	64,2%	59,8%	62,4%
- Asia	28,0%	30,3%	28,8%
- North America	6,5%	8,5%	6,7%
- South America	0,4%	0,2%	0,8%
- Oceania	0,5%	0,7%	0,7%
- Africa	0,4%	0,5%	0,6%
Sales by geographic region	100,0%	100,0%	100,0%

	(Unaudited)
NOTE 2 OTHER EXTERNAL COSTS (Kronas in thousands)
	2016	2015	2014
Fees paid to auditors
- Grant Thornton Sweden AB	159	183	145
- Revico Grant Thornton OY	59	47	35
- Deloitte AS	43	51	53
- Grant Thornton Beijing Ltd	134	131	110
Audit fees	395	412	343

- Grant Thornton Sweden AB	0	21	28
Other fees	0	21	28

The amount of other external costs include lease payments, excluding rent for the premises, with 1 780, 1 811 and 1 076 (Thousand kronas) in the years ending 2016, 2015 and 2014 respectively.

	(Unaudited)
NOTE 3 PERSONNEL (Kronas in thousands, exept for employee data)
	2016	2015	2014
- Women	31	29	28
- Men	69	67	63
Average number of employees	100	96	91
- Women	1	2	0
- Men	3	3	4
Board of Directors	4	5	4
- Women	1	2	0
- Men	3	3	4
Management and Managing Directors	4	5	4

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Notes

- Board of Directors & CEO*	1 918	2 831	4 516
- Other employees	32 743	29 718	26 109
Salaries & remunerations	34 661	32 549	30 625
- Pension expenses for Board of Directors & CEO	380	670	1 370
- Pension expenses for other employees	2 148	1 653	1 594
- Other social expenses	9 986	8 818	8 407
Social costs	12 514	11 141	11 371
*Bonus and similar	144	144	2 401

Personnel costs have been reduced by wage subsidy in the group with 836, 849 and 664 (Thousands kronas) in the years ending 2016, 2015 and 2014 respectively.
Subsidiaries have retirement benefits obligation amounting to 5 297, 4 886 and 4 279 (Thousand kronas) in the years ending 2016, 2015 and 2014 respectively which is fully reinsured by capital insurances.

	(Unaudited)
NOTE 4 INTEREST INCOME & SIMILAR PROFIT ITEMS (Kronas in thousands)
	2016	2015	2014

- Exchange gains	2 533	276	4 337
-Translation difference	0	0	5 248
- Interest income from account receivable - trade	125	48	29
- Other interest income	72	70	1 327
Interest income & similar	2 730	394	10 941

	(Unaudited)
NOTE 5 INTEREST EXPENSES & SIMILAR LOSS ITEMS (Kronas in thousands)
	2016	2015	2014

- Exchange loss	0	-64	0
-Translation difference	0	0	0
- Other interest expense	-914	-1 023	-1 499
Interest expense & similar	-914	-1 087	-1 499
	(Unaudited)
NOTE 6 TAX ON PROFIT FOR THE YEAR (Kronas in thousands)
	2016	2015	2014

- Current income tax	-10 081	-15 065	-15 972
- Deferred income tax	-165	-2 596	-1 606
Tax on profit for the year	-10 246	-17 661	-17 578

	(Unaudited)
NOTE 7 CAPITALIZED EXPENDITURE OF SOFTWARE* (Kronas in thousands)
	2016-12-31	2015-12-31

- Acquisition value brought forward	3 314	2 799
- Purchases	37	515
Accumulated acquisition value carried forward	3 351	3 314
- Amortization brought forward	-1 169	-764
- Amortization for the year	-439	-405
Accumulated amortization carried forward	-1 608	-1 169

Planned residual value carried forward	1 743	2 145

*Capitalized expenditure consists of the capitalized costs of ERP systems.

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Notes

(Unaudited)
NOTE 8 GOODWILL* (Kronas in thousands)
	2016-12-31	2015-12-31

- Acquisition value brought forward	124 999	124 999
Accumulated acquisition value carried forward	124 999	124 999
- Amortization brought forward	-124 999	-124 999
- Amortization for the year	0	0
Accumulated amortization carried forward	-124 999	-124 999

Planned residual value carried forward	0	0

* Goodwill relating to acquisition of the brand STIGA in certain products and the Games business operations.

The life of goodwill is expected to exceed the amortization period of eight years.

((Unaudited)
NOTE 9 LAND & BUILDINGS (Kronas in thousands)
	2016-12-31	2015-12-31
- Acquisition value brought forward	59 414	44 548
- Purchases	2 306	14 866
Accumulated acquisition value carried forward	61 720	59 414
- Depreciation brought forward	-10 619	-9 096
- Depreciation for the year	-2 276	-1 523
Accumulated depreciation carried forward	-12 895	-10 619

Planned residual value carried forward	48 825	48 795

- Buildings	42 791	33 791
- Land	5 754	5 754
Assessed value (For taxation)	48 545	39 545

(Unaudited)
NOTE 10 MACHINERY, EQUIPMENTS & TOOLS (Kronas in thousands)
	2016-12-31	2015-12-31

- Acquisition value brought forward	50 432	36 861
- Purchases	7 506	13 571
- Sales / disposals	-694	0
Accumulated acquisition value carried forward	57 244	50 432
- Depreciation brought forward	-21 502	-16 154
-Sales/disposals	603	0
- Depreciation for the year	-6 464	-5 348
Accumulated depreciation carried forward	-27 363	-21 502

Planned residual value carried forward	29 881	28 930

	(Unaudited)
NOTE 11 OTHER FIXED ASSETS INVESTMENTS (Kronas in thousand
	2016-12-31	2015-12-31

-Acquisition value brought forward	4 886	4 896
- Purchases	411	607
- Sales / disposals	0	-617
Accumulated acquisition value carried forward	5 297	4 886

5297, 3 102 and 2 097 (Thousand kronas) in the years ending 2016, 2015 and 2014 respectively relating to capital insurance. This is pledged to cover the provision for pensions. The market value on closing date amounted to 6 677 and 5 868 (Thousand kronas) in the years ending 2016 and 2015.

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Notes

	(Unaudited)
NOTE 12 OTHER ASSETS (Kronas in thousands)
	2016-12-31	2015-12-31
- Leasing	0	191
- Other prepaid expenses	4 919	4 059
Prepaid expenses	4 919	4 250
- Royalties	1 885	983
- Other assets	4 682	869
Accrued income	6 567	1 852

Other assets	11 486	6 102

NOTE 13 EQUITY (Kronas in thousands)

Changes in equity	Share	Restricted	Non-rest.
	capital	reserves	reserves	Total

Amount carried forward 2014	1 200	25 307	139 196	165 703
- Adjustment between rest. and non rest. equity		5 694	-5 694	0
- Dividend to shareholders			-12 000	-12 000
- Profit for the year			54 722	54 722
Amount carried forward 2015	1 200	31 001	176 224	208 425
- Adjustment between rest. and non rest. equity		5 581	-5 581	0
- Dividend to shareholders			-16 000	-16 000
- Translation difference			197	197
- Profit for the year			49 268	49 268
Amount carried forward to 2016	1200	36 582	204 108	241 890
- Adjustment between rest. and non rest. equity		0		0
- Dividend to shareholders			-18 000	-18 000
- Translation difference			924	924
- Profit for the year			28 612	28 612
Amount carried forward to 31 December 2016 (unaudited)	1 200	36 582	215 644	253 426

Subsidiaries	Reg. Off.	Registration number	Share
- Munkhammar Fastighetsbolag AB (Directly owned)	Eskilstuna	556893-3252	100%
- STIGA Sports AB (Directly owned)	Eskilstuna	556448-8178	100%
-- STIGA Sports Norway AS (Indirectly owned)	Oslo	989.698.702	100%
-- Oy STIGA Sports Suomi Ab (Indirectly owned)	Helsinki	2334318-8	100%
-- STIGA Sports Beijing Co., Ltd (Indirectly owned)	Beijing	1100004501143970	100%
-- STIGA Sports Japan KK(lndirectly owned)	Tokyo	0104-01-128454	100%

(Unaudited)
‘NOTE 14 PROVISIONS FOR TAXES (Kronas in thousands)
	2016-12-31	2015-12-31
- Deferred tax amounts	10 978	10 813
Provisions for taxes	10 978	10 813

14(16)

STIGA SPORTS GROUP AB
Reg nr 556216-6347

Notes

(Unaudited)
NOTE 15 LONG-TERM LIABILITIES (Kronas in thousands)
	2016-12-31	2015-12-31

- Repayment within 2 to 5 years	10 918	12 565
- Repayment after 5 years	19 735	20 572
Long-term Liabilities	30 653	33 137
Property mortgages	34 575	34 575
Chattel mortgages	40 000	40 000
Collateral for this liability and bank overdraft	74 575	74 575
(Unaudited)
NOTE 16 BANK OVERDRAFT (Kronas in thousands)
	2016-12-31	2015-12-31

- Credit limit	40 000	40 000
- Utilized part of credit limit	1 486	0
(Unaudited)
NOTE 17 ACCRUED LIABILITIES	2016-12-31	2015-12-31

- Pay and payroll overhead	5 965	6 318
- Commissions	3 613	3 550
- Other accrued expenses	1 021	650
Accrued expenses	10 599	10 518

Accrued liabilities	10 599	10 518

NOTE 18 Differences Between Swedish GAAP and US GAAP

The financial statements have been prepared in accordance with Swedish GAAP. Certain differences exist between Swedish GAAP applied by STIGA Sports Group AB and US GAAP that may be material to the financial information presented therein.

The discussion set forth below summarizes certain differences identified between Swedish GAAP applied by STIGA Sports Group AB and US GAAP. These differences, which have not been quantified, were identified as potentially having an impact on net profit or total equity. No other significant differences between Swedish GAAP and US GAAP were identified with respect to the financial statements of STIGA Sports Group AB.

Goodwill

Under Swedish GAAP, goodwill is amortized over an eight-year period, whereas under US GAAP, goodwill is not amortized, but rather is evaluated for impairment annually and whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable.

Foreign Currency Translation

Specifically with respect to 2014, foreign currency translation adjustments were recorded within the income statements as opposed to being recorded as a component of equity as required under US GAAP. Commencing in 2015, due to a change in Swedish GAAP foreign currency translation adjustments are recorded as a component of equity.

15(16)

STIGA SPORTS GROUP AB
Reg nr 556216-6347

Notes

Business Combinations

Under Swedish GAAP, there were no separately identifiable intangible assets that were required to be recognized as a part of the business combination disclosed in Note 8. Under US GAAP, all separately identifiable intangible asset acquired as a part of a business combination should be recorded at the fair value on the date of acquisition and amortized over its expected useful life. Indefinite lived intangible assets are evaluated for impairment annually and whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with US GAAP.

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